UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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IMH Financial Corporation
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The attached letter was sent to the shareholders of record of IMH Financial Corporation on June 17, 2015.

June 2015

Dear Fellow Shareholder,

2015 is shaping up to be a milestone year for IMH Financial Corporation. We have made important adjustments both to IMH’s executive team and to our investment portfolio, and Management is more unified than ever in our commitment to performance and building a solid foundation of trust and integrity for future shared success. In addition, IMH is overhauling its image and corporate culture to bring our messaging in line with our firm’s anticipated trajectory. Our website is undergoing a full renovation and we anticipate a launch in July 2015.

First quarter performance exceeded our budgeted expectations. L’Auberge de Sedona reported 29.8% increase in revenue over last year and 24.4% above budget, and hotel net operating income is up 145% over last year and 130% above budget. Our forward bookings are reaching record levels, up 54% over last year’s forward bookings. April 2015 was our best month ever for L’Auberge and the Orchards Inn, as we set our single-month revenue record, exceeding $2.95 million in a single month. We will be taking advantage of some scheduled highway work by the City of Sedona which will likely slow tourism this summer a bit, and during that anticipated lull, we will embark on more than $6.25 million of improvements to our Sedona holdings. We believe that L’Auberge, Orchards Inn and Taos Cantina each will benefit from enhanced and expanded facilities, setting industry standards in service. All work is scheduled to be done by year end in order to push our hospitality assets’ 2016 performance to records in guest experience, guest satisfaction and financial performance. We continue to evaluate promising luxury boutique hotel assets to add to our portfolio and are currently considering properties in California, Arizona, Florida, and on the East Coast.

Our new 198-unit multi-family high-end apartment building in Apple Valley, Minnesota, is on schedule. We have completed our equity funding of $11.5 million and are now drawing on our construction financing to complete the project. Pre-leasing began on June 1 and our first phase tenants are scheduled to take up residence this October. The full project is scheduled to be completed by March 2016.

We are continuing our plan of an accelerated liquidation of non-performing assets. Our plan is to have all such assets sold by the end of the first quarter of 2016, with the bulk of these sales completed by the end of 2015. One lesson learned from 2008 is that the sponsors and borrowers of capital are as important as the collateral to our loans. Our new investment policies take this into consideration. IMH continues to look for value investing opportunities with well tested borrowers that not only survived the Great Recession, but flourished in the years since.

We are excited to report that the Superior Court of Arizona recently granted a motion resulting in IMH being awarded twelve individual pieces of real estate in Texas and Arizona, as part of the recovery on judgments IMH obtained against a former borrower and guarantor. In addition, we were awarded 100% of that borrower and guarantor’s interests which currently represents approximately a 23% interest in an approximately 14,000-acre assemblage of land in New Mexico. Also, it appears there are substantial fees and other obligations that will be due to IMH from the entities that own the real estate. We are currently developing plans to monetize these assets for our shareholders.

Provided our asset liquidations continue as scheduled, we anticipate that our $28.8 million loan from Calmwater Capital will be paid in full before the end of this year. At that point, we will have limited IMH to holding debt only on performing hotel assets totaling $50 million. Any additional leverage will be associated with new construction, such as our Apple Valley project, or will be used to strengthen returns on new and performing assets with a prudent leverage cap.

IMH’s strength going forward will come from unified action and our shared commitment to service. The IMH Family wishes everyone a happy, productive summer.

Sincerely,
Lawrence D. Bain,
Chairman and Chief Executive Officer